                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 7)/1/

                           ARENA PHARMACEUTICALS INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   040047 10 2
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[X]  Rule 13d-1(d)



         /1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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 CUSIP No. 040047 10 2              13G                      Page 2 of 5 Pages
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1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Luke B. Evnin
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                                                               (a)   [_]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (b)   [X]
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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
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                                5.     SOLE VOTING POWER
                                                2,074,792 (1)
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          None
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           2,074,792 (1)
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                None
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           2,074,792 (1)

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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES*
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     7.52%

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12.      TYPE OF REPORTING PERSON*
                     IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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 CUSIP No. 040047 10 2              13G                      Page 3 of 5 Pages
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Item 1 (a).       Name of Issuer:

     Arena Pharmaceuticals Inc.
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Item 1(b).        Address of Issuer's Principal Executive Offices:

     6166 Nancy Ridge Drive, San Diego, CA 92121
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Item 2(a).        Name of Person Filing:

     Luke B. Evnin
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Item 2(b).        Address of Principal Business Office or, if none, Residence:


     c/o MPM Capital L.P., 111 Huntington Avenue, 31st floor, Boston, MA 02199
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Item 2(c).        Citizenship:

     United States
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Item 2(d).        Title of Class of Securities:

     Common Stock
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Item 2(e).        CUSIP Number:


     040047 10 2
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Item 3. If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a:

   (a) . Broker or dealer registered under Section 15 of the Exchange Act,


   (b) . Bank as defined in Section 3(a)(6) of the Exchange Act,


   (c) . Insurance company as defined in Section 3(a)(19) of the Exchange Act,


   (d) . Investment company registered under Section 8 of the Investment Company Act,


   (e) . An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E),


   (f) . An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),


   (g) . A parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G),


   (h) . A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

   (i) . A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

   (j) . Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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 CUSIP No. 040047 10 2              13G                      Page 4 of 5 Pages
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Item 4.  Ownership.

   (a) Amount beneficially owned:

       2,074,792 (1)
       -------------------------------------------------------------------------

   (b) Percent of class:

       7.52%
       -------------------------------------------------------------------------

   (c) Number of shares as to which such person has:

       (i) sole power to vote or to direct the vote    2,074,792 (1)
                                                    ----------------------------
       (ii)shared power to vote or to direct the vote    None
                                                     ---------------------------
       (iii) sole power to dispose or to direct the disposition of 2,074,792 (1)
                                                                  --------------
       (iv)shared power to dispose or to direct the disposition of  None
                                                                  --------------
Item 5.    Ownership of Five Percent or Less of a Class.

           Not applicable
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Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

            Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person's interest in such shares is more than five percent of the total outstanding stock of the Issuer.
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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not applicable
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Item 8.    Identification and Classification of Members of the Group.

           Not applicable
           ---------------------------------------------------------------------

Item 9.    Notice of Dissolution of Group.

           Not applicable
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Item 10.   Certifications.

           Not applicable
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(1) Includes shares held through interests in MPM Capital L.P. ("MPM Capital") and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and or a control person of MPM Asset Management LLC and funds managed or advised by it and the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 1,796,035 shares are held by BB BioVentures L.P.; 257,172 shares are held by MPM BioVentures Parallel Fund, L.P.; and 21,585 shares are held by MPM Asset Management Investors 1998 LLC. Each reporting person herein disclaims beneficial ownership of shares not directly held by such reporting person.

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 CUSIP No. 040047 10 2                13G                    Page 5 of 5 Pages
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                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 13, 2002
                                    ---------------------------------------
                                                   Date

                                             /s/ Luke B. Evnin
                                    ---------------------------------------
                                                 Signature

                                               Luke B. Evnin
                                    ---------------------------------------
                                                Name/Title